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                                                                      EXHIBIT 99


NEWS FROM:                                                 FOR IMMEDIATE RELEASE

[KAYDON CORPORATION LOGO]

KAYDON CORPORATION                         GLOBAL ENGINEERED SOLUTIONS

CONTACT: BRIAN P. CAMPBELL
         PRESIDENT AND CHIEF EXECUTIVE OFFICER
         (734) 747-7025 EXT. 129

                   KAYDON CORPORATION REPORTS FAVORABLE COURT
                        RULING IN "TRANSACTIONS LAWSUIT"

Ann Arbor, Michigan -- March 17, 2003

      Kaydon Corporation (NYSE: KDN) today reported that late Friday afternoon, March 14, 2003 the trial Court granted the motion of Kaydon and other defendants for summary judgment in the so-called "Transactions Lawsuit", dismissing the case in its entirety against all defendants. As previously reported, Kaydon, along with certain other companies, were named as defendants in a lawsuit filed in 1995 in the United States District Court for the Southern District of New York. Captioned Richard A. Lippe, et al. v. Bairnco Corporation, et al., the "Transactions Lawsuit" sought damages alleged by plaintiffs to be an amount of $700 million, plus interest and punitive damages, against the defendants collectively.

      In commenting on the Court's ruling, Brian P. Campbell, Kaydon's President and Chief Executive Officer, stated: "The Court's well-reasoned order is a resounding and tremendous victory for Kaydon and its shareholders. As we have said continuously since the inception of this litigation, Kaydon has always believed that it had meritorious defenses to the claims made by plaintiffs in this case. This litigation has been extremely time-consuming, distracting and costly, involving not only hundreds of hours of management's time and efforts, but also legal costs and other expenditures in excess of $16.0 million."

      In commenting further, Mr. Campbell said: "Although the plaintiffs have the right to appeal the Court's order in this case, we believe the Court's decision will withstand any possible appeal."

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         Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.